Exhibit 3.2

BY-LAWS
SONOCO PRODUCTS COMPANY
HARTSVILLE, S.C.

(Incorporated under the laws of the
State of South Carolina)

Revised through February 8, 2012

ARTICLE I - OFFICE

1.           THE PRINCIPAL OFFICE of the corporation shall be at Hartsville, Darlington County, South Carolina.

2.           THE CORPORATION may also have offices at such other places as the Board of Directors may from time to time determine or as the business of the corporation may require.

ARTICLE II - SHAREHOLDERS' MEETINGS

1.           THE PLACE OF ALL MEETINGS of shareholders shall be at Hartsville, Darlington County, State of South Carolina.

2.           THE ANNUAL MEETING of the shareholders of the corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on the third Wednesday of April at 11:00 A.M., or such other date as the Board of Directors may, in its discretion, choose.

3.           SPECIAL MEETINGS OF SHAREHOLDERS for any purpose or purposes may be called by or at the direction of the Board of Directors, or by the Chairman of the Board of Directors, or by the President.   Special meetings shall be called by the Chairman of the Board of Directors at the request of: (a) holders of Preferred Stock as may be provided in provisions of the Articles of Incorporation at the time in effect with respect to the rights, preferences, privileges, limitations and conditions affecting the capital stock of the corporation; or (b) shareholders to the extent required by applicable law.  Business to be transacted at all special meetings shall be confined to the purpose or purposes stated in the notice of the meeting.  The time, date and place of any special meeting shall be determined by the Chairman of the Board of Directors, the Board of Directors or the President, except as otherwise required by the Articles of Incorporation.

4.           NOTICE of the time, date and place of the annual meeting and any special meeting of shareholders shall be given by the corporation by transmitting written or printed notice of the same not less than twenty (20) days nor more than sixty (60) days prior to the meeting to each shareholder of record of the corporation entitled to notice of such meeting, addressed to the shareholder at such shareholder's address appearing on the stock transfer books of the corporation.  Such notice may be amended or withdrawn after it is given in the discretion of the Chairman of the Board of Directors or the Board of Directors.

NOTICE SHALL BE DEEMED TO HAVE BEEN GIVEN when actually received or when deposited with postage prepaid in the United States mail, addressed to the shareholder at the address appearing on the stock transfer books of the corporation.

A RECORD DATE may be set by the Board of Directors for a date which is not less than ten (10) nor more than seventy (70) days preceding the date of any meeting of the shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or adjournment thereof.

5.           A COMPLETE LIST OF SHAREHOLDERS ENTITLED TO NOTICE at the annual shareholders' meeting or any adjournment thereof, or any special meeting of the shareholders or adjournment thereof, shall be prepared by the corporation, such list to be arranged by voting group in alphabetical order with each shareholder's address appearing on the stock transfer books of the corporation, showing the number of voting shares held by each shareholder, subject to the provisions of the laws of the State of South Carolina.

6.           THE VOTING AT ALL MEETINGS of the shareholders may be by voice vote, but any shareholder entitled to vote may demand a stock vote whereupon such stock vote shall be taken by ballot, each of which shall state the name of the shareholder voting and the number of shares voted by him; and if such ballots be cast by proxy, it shall also state the name of such proxy.

7.           EVERY SHAREHOLDER HAVING THE RIGHT TO VOTE at any meeting of the shareholders shall be entitled to vote in person or by proxy.  A proxy may be appointed either (a) by an instrument in writing subscribed by such shareholder, or (b) by any other means permitted under applicable law; provided, however, the Board of Directors shall have the authority, in its discretion, to prescribe or limit a particular method or methods by which appointment of a proxy must be made with respect to a vote on any matter.  Unless otherwise provided in the Articles of Incorporation, each shareholder entitled to vote shall have one vote for each share of stock having voting power registered in his name on the books of the corporation as of the record date set by the Board of Directors.

NO PROXY SHALL BE VALID after the expiration of eleven (11) months from its execution.

8.           A QUORUM as to any matter to come before any annual or special meeting of shareholders shall consist of shareholders representing, either in person or by proxy, a majority of shares of each voting group entitled to vote on such matter.  A majority of the votes cast on such matter shall decide any question that may come before such meeting except as otherwise provided by law and except as otherwise may be provided by provisions of the Articles of Incorporation at the time in effect with respect to the rights, preferences, privileges, limitations and conditions affecting shares of the corporation.

9.           IN THE ABSENCE OF A QUORUM at a properly called shareholders' meeting, such meeting may be adjourned from time to time by the presiding officer as provided in Section 12 of this Article.  If the meeting is adjourned for thirty (30) days or more, a notice of such adjournment shall be sent to all shareholders entitled to vote thereat stating the time and place of holding such adjourned meeting.

10.           NO NOTICE OF ANY ADJOURNED MEETING for less than thirty (30) days need be given if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken.

11.           RESOLUTIONS TO BE VOTED ON BY SHAREHOLDERS, other than resolutions proposed by the Board of Directors, shall be submitted to the Secretary of the corporation in writing not less than seventy-five (75) days prior to the meeting at which the vote is to occur.  No resolution shall be considered at any meeting of shareholders unless such resolution is proposed by the Board of Directors or by a shareholder of record at the date of submission to the Secretary and on the record date for the meeting.  The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been duly given.

12.           THE PRESIDING OFFICER OF ALL SHAREHOLDERS' MEETINGS shall be the Chairman of the Board of Directors unless he or the Board of Directors shall designate some other person to preside at the meeting.  The presiding officer may, in his discretion, adjourn any meeting to such later date and time as he shall state whether or not there is a quorum present at the time of such adjournment.  The presiding officer shall determine the manner in which the meeting shall be conducted, including the order of business, and all rulings of the presiding officer shall be final and binding.  The presiding officer may, in his discretion, designate various persons to perform tasks associated with the conduct of the meeting.

ARTICLE III - DIRECTORS

1.           THE MANAGEMENT of all the affairs, property and the business of the corporation shall be vested in a Board of Directors.  The number of directors of the corporation shall be (i) the number fixed from time to time by the Board of Directors, which number shall not be less than nine, plus (ii) any directors elected exclusively by the holders of Preferred Stock as provided in the corporation's Articles of Incorporation. The directors need not be residents of the State of South Carolina.

2.           EXCEPT FOR ANY DIRECTOR elected exclusively by the holders of Preferred Stock, the Board of Directors shall be divided into three classes of as nearly equal size as possible in accordance with the provisions of the Articles of Incorporation.

3.           ALL DIRECTORS SHALL SERVE until their successors shall have been duly elected and qualify or until their earlier resignation, retirement, removal from office, death or incapacity except as otherwise provided by provisions of the Articles of Incorporation with respect to the rights, preferences, privileges, limitations and conditions affecting the shares of the corporation.  No reduction in the size of the Board of Directors shall have the effect of shortening the term of any director in office at the time.

4.           ALL DIRECTORS OF AN EXPIRING CLASS shall be eligible for re-election to the Board of Directors.

5.           ALL VACANCIES OCCURRING IN THE BOARD OF DIRECTORS whether caused by resignation, death, increase in number of directors, or otherwise may be filled by a majority vote of the remaining directors, even if such number would not constitute a quorum.

6.           RETIREMENT OF DIRECTORS shall be automatic upon each reaching the age of seventy-two (72), and a special meeting of the Board of Directors may be called to fill the vacancy thus created by the retirement.

7.           REMOVAL OF A DIRECTOR OR THE ENTIRE BOARD OF DIRECTORS for cause shall only be accomplished by a vote of the holders of at least a majority of the outstanding shares then entitled to vote at an election for such Directors, subject to the provisions of the laws of the State of South Carolina and the Articles of Incorporation.  Directors may be removed only for cause as defined by the South Carolina Business Corporation Act.

8.           A CHAIRMAN OF THE BOARD OF DIRECTORS may be elected by the Board of Directors from one of their number to serve for one year in the discretion of the Board of Directors.  The Chairman of the Board of Directors shall preside at all meetings of the directors and perform the duties and have the powers set forth in these by-laws and shall have such additional duties and powers as may be specified by the Board of Directors.

A LEAD DIRECTOR, who shall be the Chairman of the Corporate Governance and Nominating Committee, shall:

(a)	Preside at any meeting of the Board of Directors at which the Chairman of the Board of Directors is not present;

(b)	Preside at executive sessions of the independent directors;

(c)	Be authorized to call meetings of the independent directors; and

(d)	Have such additional duties and powers as may be specified by the Board of Directors.

9.           REGULAR MEETINGS OF THE BOARD OF DIRECTORS shall be held quarterly and ten (10) days written notice shall be given prior to the meeting date.  The date of each quarterly meeting shall be decided upon by the Chairman of the Board of Directors or by the President or, in their absence, by any two Vice Presidents or by any two directors.

10.           SPECIAL MEETINGS of the Board of Directors may be called at any time to be held at the principal office of the corporation at Hartsville, South Carolina or elsewhere by:

(a)           The Chairman of the Board of Directors;
(b)           The President;
(c)           The Lead Director;
(d)           Unanimous written consent of all the members at any time and place without notice; or
(e)           The presence of all members at such meeting.

Notice of all special meetings of the Board of Directors shall be given to each director at such director's address given to the Secretary for the purpose of giving notices, by telegram, telephone, facsimile, letter, or other reasonable means reasonably calculated to be received not less than twenty-four hours prior to the meeting.  Notice of a meeting of the directors need not be given to any director who signs a waiver of notice either before or after the meeting.

11.           NOTICE OF ADJOURNMENT OF A MEETING OF THE BOARD OF DIRECTORS need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

12.           NEITHER THE BUSINESS TO BE TRANSACTED at nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice.

13.           A QUORUM at any meeting of the Board of Directors shall consist of a majority of the total number of directors then in office, but less than a quorum may adjourn the meeting which may be held on a subsequent date without further notice if the time and place to which it is adjourned are fixed and announced at such meeting.

14.           COMPENSATION shall be paid directors not otherwise currently employed by the corporation for their services in such form and in such amount as may be determined by Resolution of the Board of Directors.  Directors may be paid differing amounts in recognition of the requirements of various assignments undertaken such as chairman or as members of committees.

ARTICLE IV - OFFICERS

1.           THE OFFICERS OF THE CORPORATION shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and Treasurer who shall be appointed for one year by the directors at their first meeting after the annual meeting of shareholders and who shall hold office until their successors are appointed and qualify. The positions of Chief Executive Officer and President and/or Vice President and Treasurer and/or Secretary and Treasurer and/or Vice President and Secretary may be united in one person.  The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers.  The Board of Directors may alter or modify the duties of any officer set forth herein.

2.           THE CHAIRMAN OF THE BOARD OF DIRECTORS may be designated by the Board of Directors as the Chief Executive Officer of the corporation and, in such case, the Chairman shall have general supervision of the affairs of the corporation, shall have the power to sign certificates, contracts and other instruments of the corporation as authorized by the Board of Directors and shall perform all such other duties as are incident to his office or are properly required of him by the Board of Directors.  Otherwise, the Chairman of the Board of Directors shall not be an officer of the corporation.

3.           THE PRESIDENT shall have, except when the Chairman of the Board of Directors has been designated as the Chief Executive Officer, general supervision of the affairs of the corporation, shall have the power to sign or countersign certificates, contracts and other instruments of the corporation as authorized by the Board of Directors, shall make reports to the Board of Directors and shareholders and shall perform all such other duties as are incident to his office or are properly required of him by the Board of Directors.  The President shall be the Chief Executive Officer of the corporation unless the Board of Directors has designated the Chairman of the Board of Directors as the Chief Executive Officer.

4.           THE VICE PRESIDENTS, in the order designated by the Board of Directors, shall exercise the functions of the President during the absence or disability of the President and the Chairman of the Board of Directors.  Each Vice President shall have such powers and discharge such duties as may be assigned to him from time to time by the Board of Directors.

5.           THE SECRETARY shall issue notices for all meetings, shall keep minutes of all meetings, shall have charge of the seal and corporate books, shall have responsibility to authenticate corporate documents, shall sign with the President such instruments that require his signature, shall make such reports and shall perform such other duties as are incident to his office or are properly required of him by the Board of Directors.

6.           THE ASSISTANT SECRETARIES, in the order designated by the Board of Directors, shall in the absence or disability of the Secretary, or as delegated by the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors may prescribe.

7.           THE TREASURER shall have custody of all funds and securities of the corporation and shall keep regular books of account.  He shall disburse the funds of the corporation in payment of just demands against the corporation or as may be ordered by the Board of Directors, taking proper vouchers for disbursements, and shall render to the Board of Directors from time to time as may be required of him an account of all his transactions as Treasurer and of the financial condition of the corporation.  He shall perform all duties incident to his office or which are properly required of him by the Board of Directors.

8.           THE ASSISTANT TREASURERS, in the order designated by the Board of Directors, shall in the absence or disability of the Treasurer, or as delegated by the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors may prescribe.

9.           IN THE CASE OF ABSENCE OR INABILITY TO ACT of any officer of the corporation or of any person herein authorized to act in his place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any director or other person whom it may select.

10.           VACANCIES in any office may be filled by the directors at any regular or special meeting.

11.           THE SALARIES of all officers receiving both officer compensation and officer benefits shall be fixed by the Board of Directors.

12.           THE CHIEF EXECUTIVE OFFICER MAY DELEGATE portions of the authority conferred upon the Chief Executive Officer to other officers and employees of the corporation except where such delegation would conflict with the corporation’s Articles of Incorporation, By-laws or resolutions of the Board of Directors.

ARTICLE V - SHARES

1.           THE SHARES OF THE CORPORATION, both Common and Preferred, may be represented by certificates or may be uncertificated.  Certificates for shares, Common and Preferred, respectively, shall be issued in numerical order, and each shareholder shall be entitled to a certificate signed by the Chairman of the Board of Directors or by the President or any Vice President and by the Secretary or Treasurer of the corporation or bearing the facsimile signatures of such officers and bearing the corporate seal or a facsimile thereof.  A record of such certificates issued to shareholders shall be kept by the corporation or a designated transfer agent and/or registrar.  No certificate shall be issued covering or evidencing a fractional part of a share of either Common or Preferred shares but in lieu thereof the corporation may issue script in registered or bearer form over the manual or facsimile signature of an officer of the corporation or of its agents, exchangeable as therein provided for full shares, but such script shall not entitle the holder to any right of a shareholder except as therein provided.  Such script may be issued subject to the condition that it shall become void if not exchanged for certificates representing full shares before a specified date or, subject to the condition that the shares for which such script is exchangeable, may be sold by the corporation and the proceeds thereof distributed to the holders of such script or subject to any other conditions which the Board of Directors may determine.

If shares are issued or transferred without certificates, within a reasonable time after issue or transfer, the corporation or its transfer agent shall send the shareholder a written statement setting out the information that would be on a share certificate, including: (i) the corporation's name; (ii) the name of the person to whom the shares are issued; (iii) the number and class of shares and the designation of the series, if any, the shares represent; and (iv) the designations, relative rights, preferences, and limitations applicable to each class of shares the corporation is authorized to issue and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series), or a statement to the effect that the corporation will furnish the shareholder with this information on request in writing and without charge.  If the shares are subject to any restriction on transfer, the restrictions on transfer shall also be set forth in the written statement.

2.           TRANSFERS OF SHARES shall be made only upon the transfer books of the corporation kept at the principal office of the corporation or by a transfer agent designated to transfer the Common or Preferred shares.  Upon surrender to the corporation or any transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation or such transfer agent (i) to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books, or (ii) if uncertificated registration is requested by the transferor or transferee, to record the transaction upon its books and provide the written statement required by Section 1 of this Article V.  Upon receipt by the corporation or any transfer agent of proper transfer instructions from the registered owner of uncertificated shares, or from an individual presenting proper evidence of succession, assignment or authority to transfer uncertificated shares, it shall be the duty of the corporation or such transfer agent (i) to record the transaction upon its books and provide the written statement required by Section 1 of this Article V, or (ii) if issuance of a certificate is requested by the transferor or transferee, to issue a certificate to the person entitled thereto and record the transaction on its books.

3.           REGISTERED HOLDERS only shall be entitled to be treated by the corporation as holders in fact of the shares standing in their respective names at their respective addresses appearing in the stock transfer books of the corporation, and the corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any person, whether or not it shall have express or other notice thereof.

4.           IN CASE OF LOSS OR DESTRUCTION BY A SHAREHOLDER of the original certificate, another may be issued in its place upon proof of such loss or destruction and upon the giving of a satisfactory bond of indemnity to the corporation and/or to the transfer agent of such shares, subject to the provisions of the laws of the State of South Carolina.

5.           TRANSFER AGENTS OR REGISTRARS of the Common or Preferred shares of the corporation may from time to time be designated by the Board of Directors which may provide for their countersigning of share certificates.

ARTICLE VI - DIVIDENDS AND FINANCE

1.           THE BOARD OF DIRECTORS MAY DECLARE and the corporation may pay dividends at such time as the Board of Directors may designate on its outstanding shares, in cash or property or from authorized but unissued shares and may declare stock splits, but no dividends or splits shall be declared that shall impair the capital stock of the corporation or violate any right, preference, privilege, limitation or condition affecting any class of shares of the corporation as fixed and determined by the shareholders or that shall violate any agreement or undertaking made by the corporation or that shall not conform to the laws of the State of South Carolina.

2.           THE FUNDS of the corporation shall be deposited in the name of the corporation in such bank or banks or trust company or trust companies as the Board of Directors may designate and shall be drawn out by checks signed by any two officers or any two designated employees or by an officer together with a designated employee or by the use of facsimile signatures in lieu thereof.

3.           THE FISCAL year of the corporation shall begin on the first day of January in each year unless otherwise provided by the Board of Directors.

ARTICLE VII - SEAL

1.           THE CORPORATE SEAL shall consist of two concentric circles between which are written the words, "SONOCO PRODUCTS COMPANY, S.C.," and in the center of which is written "INCORPORATED 1899," and such seal is impressed on the margin hereof, has been and is hereby adopted as the corporate seal of the corporation.  Failure to affix the seal to a document shall not in any way affect the validity of the document.

ARTICLE VIII - INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

1.           Any present or former director, officer or employee of the corporation or any person who, at the request of the corporation, may have served as director or officer of another corporation in which it owns shares or of which it is a creditor shall be entitled to reimbursement of expenses and other liabilities to the maximum extent permitted by the laws of the State of South Carolina or by order of any Court having jurisdiction in any action or proceeding to which he is a party by reason of being or having been a director, officer or employee.

ARTICLE IX - AMENDMENTS

1.           The By-Laws may be amended, repealed or altered, in whole or in part, or new By-Laws adopted, by a majority of the outstanding shares of the corporation entitled to vote at any annual meeting of the shareholders of the corporation or at any special meeting called for such purpose or, to the extent permitted by law, by a majority of the Board of Directors at any regular meeting or special meeting called for that purpose; provided, however, that no such amendment, repeal, alteration or adoption shall violate any right, preference, privilege, limitation or condition affecting any class of stock of the corporation as fixed and determined by shareholders or, acting under or pursuant to authority in the Articles of Incorporation, by the Board of Directors, or violate any agreement or understanding made by the corporation; and provided further that Article III, Sections 1, 2, 7, and Article IX, Section 1, of the By-Laws may not be amended, repealed or altered, in whole or in part, and no By-Law may be amended, repealed, altered or adopted which is inconsistent with any of such Sections or either Article 4 or Article 9 of the Articles of Incorporation, other than by an affirmative vote of shareholders sufficient to amend Articles 4 and 9 of the Articles of Incorporation of the corporation.

ARTICLE X - SUITS BY SHAREHOLDERS

1.           No shareholder shall bring any action in law or in equity against the corporation, or any of its officers or directors which is based on any right of the shareholder as a shareholder except in compliance with the following conditions:

a.
The shareholder shall have first presented the substance of the complaint to the corporation in writing in sufficient detail to permit the corporation to determine the validity of the complaint.  Such complaint shall have been submitted to the Secretary of the corporation not less than 90 days prior to the commencement of a legal proceeding.

b.	The legal proceeding shall be commenced and maintained in a court of competent jurisdiction in the State of South Carolina or in the United States District Court for the District of South Carolina.

ARTICLE XI - CONTROL SHARE ACQUISITIONS

1.           Except as otherwise provided herein, terms in this Article shall have the meaning assigned to such terms in Article 1 of Chapter 2 of Title 35 of the Code of Laws of South Carolina, 1976, as amended (the "Control Share Acquisitions Act").

2.           The corporation is authorized, but not required, to redeem control shares as provided in Section 35-2-110 of the Code of Laws of South Carolina, 1976, as amended.  The fair value of such shares and the price at which they shall be redeemed shall be the lesser of the lowest price paid by the holder of the shares being redeemed in the ninety days immediately preceding the date on which the control share acquisition occurred or the average closing price of the shares on the ten trading days immediately preceding the earlier of: (i) a public announcement of the acquiring person's acquisition of, or plan to acquire, shares; or (ii) ten days prior to the date on which the acquiring person would be required to file a Schedule 13D pursuant to Section 13(d) of the Securities Exchange Act of 1934.  In the event that the corporation exercises its right to redeem control shares, it shall give written notice of such redemption to the record owner of such shares.  Upon receipt of such notice, such shares shall be deemed to have been redeemed and the rights of the holder of such shares shall be limited to the right to receive payment for such shares.  Payment for shares redeemed shall be made within two business days after surrender to the corporation of the certificates for the shares redeemed.

3.           For purposes of determining whether a control share acquisition has occurred, whether shares are control shares, what are interested shares and other rights with respect to control shares under the Control Share Acquisitions Act, all shares tendered in response to any tender offer or made subject to any option (other than an option granted by the corporation) shall be considered to be held by the members of a group with respect to a control share acquisition.  Such group shall include all tendering shareholders and option granting shareholders as well as the persons to whom or for whose benefit the shares were tendered or optioned.